EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2010 Stock Incentive Plan of Itron, Inc. of our reports dated February 24, 2010, with respect to the consolidated financial statements and schedule of Itron, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2009, and the effectiveness of internal control over financial reporting of Itron, Inc. filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Seattle, Washington

May 6, 2010